April 16, 2004

TXU Corp.
Energy Plaza
1601 Bryan Street
Dallas, Texas  75201-3411

Ladies and Gentlemen:

Each of UXT Holdings, LLC ("UXTH") and UXT Intermediary, LLC ("UXTI") hereby offers to sell to you all of its TXU Energy Company LLC ("TXU Energy") Class B Preferred Membership Interests (the "Interests") currently owned by it pursuant to the terms set forth in the enclosed purchase agreement. Each of UXTH and UXTI hereby agrees not to withdraw this offer for any reason whatsoever prior to 5:00 p.m. (New York City time) on April 26, 2004 (the "Expiration Time"); provided, however, this offer shall automatically be withdrawn immediately after the Expiration Time, through no additional action by us, if you do not accept such offer by executing and delivering, and causing TXU Energy to execute and deliver, the enclosed purchase agreement to the undersigned prior to the Expiration Time.

This offer letter shall be governed by, and construed in accordance with, the laws of the State of New York. Notwithstanding anything herein to the contrary, this offer letter is not intended to be, and shall not constitute, a legally binding obligation for us to sell you our Interests unless you accept our offer by executing and delivering the enclosed purchase agreement in accordance with the preceding paragraph.

                                            Very truly yours,


                                            UXT HOLDINGS, LLC

                                            By: UXT Holdco 2, LLC
                                                its sole member

                                            By: DLJ Merchant Banking III, Inc.,
                                                its Managing Member



                                                  By: /s/ OhSang Kwon
                                                     ---------------------------
                                                     Name:  OhSang Kwon
                                                     Title:  Director

                                            UXT INTERMEDIARY, LLC

                                            By: UXT AIV, L.P., its Managing
                                                Member

                                            By: DLJ Merchant Banking III, Inc.,
                                            its Managing General Partner



                                                  By: /s/ OhSang Kwon
                                                     ---------------------------
                                                     Name:  OhSang Kwon
                                                     Title:  Director



Enclosure

                                            ACKNOWLEDGED:



                                            TXU CORP.



                                            By: /s/ Kirk R. Oliver
                                                --------------------------------
                                            Name:  Kirk R. Oliver
                                            Title: Treasurer & Assistant
                                                   Secretary

                           FORM OF PURCHASE AGREEMENT


         PURCHASE AGREEMENT ("Agreement") dated as of April [ ], 2004, by and among each of the entities listed on the attached Schedule A (each a "Seller," and together the "Sellers"), and TXU Corp., a Texas corporation ("Purchaser").

                                  INTRODUCTION

         Each Seller is a Class B Preferred Member of TXU Energy Company LLC, a Delaware limited liability company (the "Company"), and is a party to the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 1, 2003 (the "LLC Agreement"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the LLC Agreement.

         Each Seller proposes to (i) sell, assign, and transfer its Class B Preferred Membership Interests to the Purchaser in accordance with the terms and subject to the conditions set forth in this Agreement and (ii) withdraw from the Company as a Class B Preferred Member.

         The Purchaser proposes to (i) purchase, acquire, and accept each Seller's Class B Preferred Membership Interests in accordance with the terms and subject to the conditions set forth in this Agreement and (ii) be admitted to the Company as the substituted Class B Preferred Member.

         NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                SALE AND PURCHASE

         SECTION 1.1. Sale and Purchase of Interests.

               (a) Subject to the terms and conditions set forth herein, each Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire, and accept, all of each Seller's Class B Preferred Membership Interests for an aggregate purchase price of $1,228,646,317.48 plus accrued and unpaid dividends thereon from and including April 1, 2004 through but excluding the Closing Date (as defined below) (the "Purchase Price"), with each Seller receiving the portion of the aggregate Purchase Price set forth on the attached Schedule A.

               (b) Subject to the terms and conditions of this Agreement, the sale and purchase of the Class B Preferred Membership Interests contemplated by this Agreement shall take place at a closing (the "Closing") to be held at or directed from the offices of Thelen Reid & Priest LLP, at 10:00 A.M., Eastern Daylight Time on April 26, 2004 or at such other place and or at such other time or such other date as the Purchaser and Sellers shall mutually agree upon in writing (the date on which the Closing takes place being the "Closing Date").

               (c) At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser, (i) the Class B Preferred Membership Interest Certificates evidencing the Sellers' Class B Preferred Membership Interests and
(ii) the written resignation of the Class B Preferred Manager from the Company's Board of Managers as contemplated by Section 1.7(b) of this Agreement.

               (d) At the Closing, the Purchaser shall deliver, or cause to be delivered, (i) to the Sellers, the Purchase Price by wire transfer in immediately available funds to an account designated in writing by the Sellers to the Purchaser not later than one business day prior to the Closing Date and
(ii) to the Secretary of the Company, a duly executed Class B Joinder substantially in the form attached to the LLC Agreement.

         SECTION 1.2. Assignment of Other Rights. Effective upon the Closing, each Seller hereby assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby accepts such assignment, transfer, conveyance and delivery of, any and all rights that the Seller may have under and in accordance with the Purchase Agreement dated as of November 18, 2002 among the Sellers, Purchaser and the Company (the "Purchase Agreement"), the Registration Rights Agreement dated as of November 22, 2002 among the Purchaser and Sellers, as amended (the "Registration Rights Agreement") and the Exchange Agreement.

         SECTION 1.3. Assumption. Effective upon the Closing, Purchaser hereby assumes any and all obligations of each Seller in respect of its Class B Preferred Membership Interests under the LLC Agreement, Class B Preferred Membership Interest Certificate and the Delaware Act.

         SECTION 1.4. Release of Sellers. Effective upon the Closing and the delivery by Purchaser of the Class B Joinder to the Secretary of the Company, pursuant to the terms of the LLC Agreement, each Seller shall no longer be a member of the Company in accordance with Section 18-702(b)(3) of the Delaware Act and shall have no further duty, liability, or obligation under the LLC Agreement and the Class B Preferred Membership Interest Certificate.

         SECTION 1.5. Withdrawal and Admission. Effective upon the Closing and the delivery by Purchaser of the Class B Joinder to the Secretary of the Company, pursuant to the terms of the LLC Agreement, Purchaser is hereby admitted to the Company as a substituted Class B Preferred Member in respect of the Class B Preferred Membership Interests of each Seller acquired hereunder and, immediately thereafter, each Seller hereby withdraws, and is withdrawn, from the Company as a Class B Preferred Member.

         SECTION 1.6. Effect of Withdrawal and Substitution. Effective upon the Closing and the delivery by Purchaser of the Class B Joinder to the Secretary of the Company, pursuant to the terms of the LLC Agreement, the Capital Account of each Seller will be transferred to Purchaser. After the Closing, the portion of the Net Income or Net Losses of the Company and the portions of all other items of income, gain, loss, deduction, or credit allocable to the Class B Preferred Membership Interests of each Seller on or after such date shall be credited or charged, as the case may be, to Purchaser and not to Seller, as provided in
Section 8.05(b) of the LLC Agreement. Purchaser shall be entitled to all distributions or payments in respect of its Class B Preferred Membership Interests (not including the payment to Sellers under Section 1.1 hereof) made after the Closing. Notwithstanding anything to the contrary in this Agreement or the LLC Agreement, for the period ending on the Closing Date the aggregate amount of income of the Company (in the form of net profits, taxable income, gain or otherwise) allocated to each Seller in respect of its Class B Preferred Membership Interest shall not exceed the sum of the amount of quarterly cash distributions paid by the Company to such Seller plus the amount of any accrued and unpaid dividends in respect of such Interest for such period prior to the Closing Date.

         SECTION 1.7. Acknowledgements of Sellers. The Sellers hereby expressly acknowledge and agree as follows:

         (a) the Closing Date shall constitute the Termination Date as defined in, and for purposes of, the Exchange Agreement, and that the Sellers and the DLJ VCOC Fund shall, effective upon the Closing, no longer have any rights under
Section 6 of the Exchange Agreement [and, upon the request of the Purchaser, must take any and all actions necessary to have the DLJ VCOC Fund's designee resign from the Purchaser's Board of Directors effective no later than five business days upon any such request].

         (b) the Sellers and the DLJ VCOC Fund shall, effective upon the Closing, no longer have any rights under Section 3.02 of the LLC Agreement and Sections 3.07 and 3.08 of the Class B Preferred Membership Interest Certificates, and must take any and all actions necessary to have the DLJ VCOC Fund's designee resign from the Company's Board of Managers effective as of the Closing Date; provided, that upon such resignation, such designee shall continue to be entitled to the indemnification and other rights pursuant to Article XII of the LLC Agreement.

         (c) the Sellers and the DLJ VCOC Fund shall, effective upon the Closing, no longer have any right to receive any of the information contemplated by Section 3.02 of the Class B Preferred Membership Interest Certificates, and additionally agree to keep confidential, and cause the DLJ VCOC Fund to keep confidential, any non-public information previously received by the Sellers and/or the DLJ VCOC under Section 3.02 of the Class B Preferred Membership Interest Certificates.

         (d) without limiting the foregoing, the Sellers shall have no further rights under the LLC Agreement, the Class B Preferred Membership Interest Certificates, the Purchase Agreement, the Exchange Agreement and the Registration Rights Agreement; provided, however, that the Sellers' rights to indemnification from the Company pursuant to Article VI of the Class B Preferred Membership Interest Certificates shall survive as if the Sellers remained holders of such Certificates.


                                  ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Each Seller represents and warrants to Purchaser as follows:

         SECTION 2.1. Authority; Validity. Seller has all requisite power and authority to execute, deliver, and perform this Agreement. The execution and delivery of this Agreement by Seller, the performance by it of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by the Purchaser), this Agreement constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller, in accordance with its terms.

         SECTION 2.2. Ownership Interest. Seller is the sole owner of the Class B Preferred Membership Interests listed on Schedule A, and, upon the Closing, such Class B Preferred Membership Interests will be free and clear of all Claims. For purposes of this Agreement, "Claims" shall mean any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         SECTION 2.3. Transfer of Interest. Upon consummation of the transactions contemplated by this Agreement, Seller will transfer good and marketable title to its Class B Preferred Membership Interests to Purchaser, free and clear of all Claims (other than Claims created by or through Purchaser or its Affiliates).

         SECTION 2.4. No Conflicts; Consents. The execution, delivery, and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with, or result in a breach of any provision of the certificate of formation or limited liability company agreement (or similar organizational documents) of the Seller, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, bond, lease, mortgage, indenture, permit, agreement, or other instrument or obligation to which the Seller is a party, or by which the Seller or any of its properties or assets may be bound or affected, (iii) conflict with or violate any statute, ordinance, law, rule, regulation, or governmental order applicable to the Seller or its properties or assets, or (iv) result in the creation or imposition of any Claim upon any property or assets used or held by the Seller. No waiver, consent, or approval by, any notification or filing with, or any other action by, any Person is required in connection with the execution, delivery, and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby.

                                  ARTICLE III.

                   REPRESENTATIONs AND WARRANTIES OF PURCHASER

         The Purchaser represents and warrants to Sellers as follows:

         SECTION 3.1. Existence and Power. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute, deliver, and perform this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

         SECTION 3.2. Authority; Validity. The execution and delivery of this Agreement by Purchaser, the performance by it of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution, and delivery by the Sellers) this Agreement constitutes a legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

         SECTION 3.3. No Conflicts; Consents. The execution, delivery, and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with, or result in a breach of any provision of the articles or certificate of incorporation or by-laws of Purchaser, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, bond, lease, mortgage, indenture, permit, agreement, or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its properties or assets may be bound or affected, (iii) conflict with or violate any statute, ordinance, law, rule, regulation, or governmental order applicable to Purchaser or its properties or assets, or (iv) result in the creation or imposition of any Claim upon any property or assets used or held by Purchaser. No waiver, consent, or approval by, any notification or filing with, or any other action by, any Person is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

                                  ARTICLE IV.

                              ADDITIONAL AGREEMENT

         SECTION 4.1. Transfer as Purchase and Sale. Purchaser, the Company and Sellers hereby agree to treat the Transfer of each Seller's Class B Preferred Membership Interests to Purchaser as contemplated in this Agreement as a purchase and sale under Sections 741 and 1001 of the Code, with any gain therefrom treated as gain from the sale or exchange of a capital asset, and not as a retirement under Section 736 of the Code. The parties further agree that no portion of the consideration paid by Purchaser to any Seller under this Agreement is intended to be treated as attributable to any "unrealized receivables" or "inventory items" of the Company within the meaning of Section 751(a) of the Code.

         SECTION 4.2. Subsequent Sales of Class B Preferred Membership Intrerests. If at any time prior to 90 days after April 16, 2004, the Purchaser or any of its Affiliates acquires, or enters into an agreement, commitment or other arrangement to acquire, any Class B Preferred Membership Interest from any other holder of the Class B Preferred Membership Interests for an effective purchase price greater than the Purchase Price attributable to the Class B Preferred Membership Interests being sold pursuant to this Agreement (whether measured by the effective price per underlying share of TXU Common Stock, liquidation value of the Class B Preferred Membership Interest or otherwise) (a "Subsequent Transaction"), then Purchaser shall immediately pay to each Seller an amount equal to the difference between (x) the effective purchase price per dollar of liquidation value of Class B Preferred Membership Interest paid to such holder in such Subsequent Transaction and (y) the Purchase Price per dollar of liquidation value of Class B Preferred Membership Interest sold pursuant to this Agreement, multiplied by the aggregate amount of liquidation value of Class B Preferred Membership Interest sold by each Seller pursuant to this Agreement. For purposes of this Section, the effective purchase price and the Purchase Price shall exclude payments made in respect of accrued and unpaid dividends.

         SECTION 4.3. Cooperation on Tax Matters. The Purchaser, each Seller and the Company shall cooperate, and shall cause their respective officers, partners, members, employees, agents, auditors and representatives to cooperate, in preparing and filing all Tax returns and information reports in respect of Taxes relating to the Company or an investment therein, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Purchaser and the Company recognize that each Seller may need information and/or access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Purchaser or the Company and that relate to the Company; therefore, each of the Company and the Purchaser agrees (a) to retain and maintain such records in accordance with its normal recordkeeping policy and procedure for the taxable period first ending after the Closing Date and for all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Tax returns and other documents relate, and (b) to provide each Seller with information relating to Taxes as reasonably requested by such Seller and to allow Seller and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review, and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party's expense.

                                   ARTICLE V.

                                  MISCELLANEOUS

         SECTION 5.1. Further Assurances. Each of the parties hereto shall execute such other documents and instruments of transfer or assignment and do such other acts or things as may be reasonably required or desirable to carry out the intent of the parties hereunder and the provisions of this Agreement and the transactions contemplated hereby.

         SECTION 5.2. Notices, etc. All notices and other communications provided for hereunder shall be in writing and shall be delivered in person or by courier service, with written receipt of acceptance returned to sender, or via certified or registered mail, return receipt requested (postage and charges prepaid), or by telecopier to each of the parties at the address or telecopier number set forth in Section 13.01 of the LLC Agreement (with respect to Purchaser) and on the Class B Preferred Members Schedule (with respect to the Sellers) or telecopier number as shall be designated by a party in a written notice to the other parties. All such notices and communications shall, when mailed or telecopied, be effective when received at the relevant address. Telecopied communications must be followed by a hard copy sent by registered or certified mail, postage and charges prepaid.

         SECTION 5.3. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision or term contained in this

Agreement, in any one or more instances, shall not be deemed to be nor construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision or term of this Agreement.

         SECTION 5.4. Costs and Expenses. Each party hereto agrees to pay its own costs and expenses with respect to the transactions contemplated by this Agreement.

         SECTION 5.5. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, the Company and their successors and assigns and nothing herein, express or implied, shall give or be construed to give any Person other than the parties hereto, the Company and such successors and assigns any legal or equitable rights hereunder.

         SECTION 5.6. Governing Law/Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-names courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

         SECTION 5.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

         SECTION 5.8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one agreement.

         SECTION 5.9. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                      [Signatures follow on separate pages]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                            SELLERS:

                                            UXT HOLDINGS, LLC

                                            By: UXT Holdco 2, LLC
                                                its sole member

                                            DLJ Merchant Banking III, Inc., its
                                            Managing Member



                                                 By:
                                                     ---------------------------
                                                     Name:
                                                     Title:





                                            UXT INTERMEDIARY, LLC

                                            By: UXT AIV, L.P., its
                                                Managing Member

                                            By: DLJ Merchant Banking III, Inc.,
                                            its Managing General Partner



                                                 By:
                                                     ---------------------------
                                                     Name:
                                                     Title:

                                            PURCHASER:

                                            TXU CORP.



                                            By:
                                                --------------------------------
                                                Name:
                                                Title:

         By signing below, the undersigned hereby acknowledges, and subject to the receipt from Purchaser of the Class B Joinder and, pursuant to the terms of the LLC Agreement, agrees to Sections 1.4, 1.5, 1.6, 4.1 and 4.3 of this Agreement.



                                     TXU ENERGY COMPANY LLC



                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                                                      Schedule A
                                                                      ----------



                                                         Class B Preferred Membership
                                                                   Interests               Purchase Price (excluding
             Seller                  Certificate #          (by liquidation amount)            accrued dividends)
             ------                  -------------          -----------------------            ------------------

UXT Intermediary LLC                      1                   $306,927,148.66                  $754,209,821.88
UXT Holdings LLC                          2                   $193,072,851.34                  $474,436,495.60




                                      A-1